Exhibit 5.1

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

August 9, 2018

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the issuance and sale by the Company of an indeterminate number of shares of Class A Common Stock, par value $0.001 per share (the “Shares”).

We have examined the Registration Statement (including the prospectus contained therein), the Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company. We also have examined the originals, duplicates, certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, certified or conformed copies and the authenticity of the originals of such latter documents, and have further assumed that:

(i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Shares offered thereby;

(iii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and

(iv) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued and sold by the Company, when (i) the Company has taken all necessary corporate action to approve the issuance of such Shares, the terms of the offering thereof and related matters and (ii) the Shares have been issued and sold as contemplated by the Registration Statement in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration thereof or provided for therein, will be, validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP